Exhibit 99.1

Press Release                           Source: Mobile Reach International, Inc.


Mobile Reach Announces Triple Digit Revenue Growth for Third Quarter Ended April 30, 2004
Wednesday May 5, 9:17 am ET



Revenue up 158% to approximately $800,000 from $310,092 in the same period for the previous year

CARY, N.C.--(BUSINESS WIRE)--May 5, 2004-- Mobile Reach International, Inc., (OTC BB:MBRI - NEWS) a product and services company that focuses on extending mobile solutions, today announced an update for its operating activities for the third quarter ending April 30, 2004.

Mobile Reach International, Inc., CEO Michael J. Hewitt issued the following statement, "This triple digit growth follows two quarters of solid performance from both of our business units and demonstrates that the strategy set forth a year ago is beginning to show significant signs of traction."


During the third Quarter of 2004, Mobile Reach International, Inc. and its subsidiaries generated approximately $800,000 in total revenue compared to $310,092 the previous quarter ending January 31, 2003. As a result, Mobile Reach International, Inc. enters its fourth quarter foreseeing similar customer growth both on the enterprise and Small to Medium Business (SMB) markets.


About Mobile Reach International


Mobile Reach International (MRI) (WWW.MOBILEREACH.COM) is a product and services company focused on providing mobile business solutions throughout the United States and Europe. The product offerings are used to extend and integrate business applications to mobile platforms. Additionally, our wide range of service offerings includes a myriad of support functions including the definition, selection, implementation, and utilization of mobile business solutions.


This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends," "believes" and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the companies' respective filings with the Securities and Exchange Commission. The actual results that the companies achieve may differ materially from any forward-looking statement due to such risks and uncertainties. The companies undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.



Contact:
     ROI Group Associates, Inc.
     Charles A. Nelson, 212-495-0200 x15
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     or
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